NEWS RELEASE
PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
AND PUBLIC RELATIONS	AND COMMUNITY RELATIONS
502-774-7928	502-774-6903
BROWN-FORMAN REPORTS STRONG FISCAL 2018 RESULTS;
EXPECTS MOMENTUM TO CONTINUE IN FISCAL 2019
Louisville, KY, June 6, 2018 - Brown-Forman Corporation (NYSE: BFA, BFB) reported financial results for its fourth quarter and fiscal year ended April 30, 2018. For the fourth quarter, the company’s reported net sales1 increased 6% to $733 million (+5% on an underlying2 basis) compared to the same prior-year period. In the quarter, reported operating income declined 32% to $145 million (-4% on an underlying basis) and diluted earnings per share of $0.23 declined 24%. Fourth quarter reported operating income and earnings per share were both negatively impacted by the previously announced creation of a $70 million charitable foundation, as well as the phasing of operating expenses.

For the full year, the company’s reported net sales increased 8% to $3,248 million (+6% on an underlying basis) compared to the prior-year period. Reported net sales growth benefited by one percentage point from foreign exchange and one percentage point from estimated net changes in distributor inventories. In the year, reported operating income increased 5% to $1,039 million (+8% on an underlying basis) and diluted earnings per share of $1.48 increased 8%. Tax reform items in the third quarter and the creation of the foundation in the fourth quarter negatively impacted fiscal 2018 earnings per share by $0.19.

Paul Varga, the company's Chief Executive Officer said, "Brown-Forman delivered excellent results in fiscal 2018, driven by underlying net sales growth of 6.5%, which more than doubled fiscal 2017’s rate of growth.  Our results demonstrated an excellent balance across both geography and portfolio, while being driven once again by the Jack Daniel's trademark and our premium American whiskey portfolio.  Thoughtful resource allocation, high impact brand investments, and a heightened attention to cost efficiency yielded an operating margin of 32%, an ROIC2,4 of 20%, and a total shareholder return (TSR)5 of 53% in fiscal 2018."

Fiscal 2018 Highlights

•	Underlying net sales grew 6% (+8% reported), with balanced geographic and portfolio contribution[3]:

◦
Emerging markets grew underlying net sales by 13% (+18% reported), the United States grew underlying net sales by 5% (+7% reported) and developed markets outside of the United States also grew underlying net sales by 5% (+6% reported)

◦	The Jack Daniel’s family of brands grew underlying net sales 6% (+8% reported), including 4% growth (+6% reported) for Jack Daniel’s Tennessee Whiskey

◦	The company’s super-premium American whiskey brands grew underlying net sales +15% (+20% reported), including 22% growth from Woodford Reserve (+26% reported)

◦	Herradura and el Jimador grew underlying net sales 19% and 9%, respectively (+17% and +14%, reported)

•	Underlying operating income grew 8% (+5% reported)

•	Returned $773 million to shareholders in the year, including a $1/share special dividend

•	Generated a 17% annual TSR over the last ten years

Fiscal 2018 Results By Market - Broad-Based Growth in Each Top Ten Market

The company delivered strong, and broad-based growth around the world, with balanced contribution from the main geographic clusters, including the United States, developed markets outside of the United States, and the emerging markets. Every one of the company’s top ten markets grew net sales and Travel Retail delivered 8% underlying net sales growth (+13% reported) for the year.

Brown-Forman Corporation - Top Ten Markets by Net Sales
Supplemental Information (Unaudited)
Twelve Months Ended April 30, 2018

Country	% of Reported Net Sales	% Growth in Reported Net Sales	% Growth in Underlying Net Sales
United States	47%	7%	5%
United Kingdom	6%	4%	3%
Australia	5%	8%	8%
Mexico	5%	15%	12%
Germany	5%	14%	10%
France	4%	11%	6%
Poland	3%	15%	7%
Russia	1%	52%	19%
Brazil	1%	34%	28%
Canada	1%	2%	3%
Top Ten Total	79%	9%	6%
Other Markets	21%	8%	8%
Total Worldwide	100%	8%	6%
Note: See schedule C for reconciliation of reported net sales growth, which includes the impact from acquisitions and divestitures, changes in foreign exchange, and estimated net change in distributor inventories.
Totals may differ due to rounding
The underlying net sales growth in the United States was driven by broad-based gains from the Jack Daniel’s family of brands, including Tennessee Whiskey, Tennessee Honey, Tennessee Fire, Gentleman Jack and the portfolio of RTDs/RTP (RTDs3), as well as a solid mid-year launch of Jack Daniel’s Tennessee Rye. The company’s super-premium American whiskey portfolio continued to grow rapidly in the United States, including strong double-digit underlying net sales gains from Woodford Reserve and Old Forester. Herradura and el Jimador tequila also grew aggregate underlying net sales double-digits as both brands enjoyed strong growth in the on- and off-premise.

Underlying net sales in the company’s developed markets outside of the United States were solid. Germany and the United Kingdom grew underlying net sales by 10% (+14% reported) and 3% (+4% reported), respectively, while France’s underlying net sales increased 6% (+11% reported). Australia’s underlying net sales increased 8% (+8% reported) and Canada’s underlying net sales increased 3% (+2%

reported). The company’s recent launch of owned distribution in Spain has resulted in double-digit underlying net sales gains.

Emerging markets continued to strengthen despite increasingly difficult comparisons. Mexico grew underlying net sales by 12% (+15% reported), fueled by strong growth in the tequila portfolio and continued demand for the Jack Daniel’s family of brands. Poland also delivered strong results with underlying net sales growth of 7% (+15% reported). Russia and Brazil grew underlying net sales 19% (+52% reported) and 28% (+34% reported), respectively, as both markets experienced improved economic conditions as well as reduced currency volatility. Other emerging markets, such as Turkey, China, Thailand, India, and Ukraine delivered double-digit growth in underlying net sales.

Travel Retail delivered another solid year of growth, with underlying net sales up 8% (+13% reported) following the 7% (+3% reported) underlying net sales growth registered in fiscal 2017. Jack Daniel's Tennessee Whiskey grew well across Travel Retail, and other brands, such as Gentleman Jack and Woodford Reserve also enjoyed growth as consumers globally search for super-premium bourbons with heritage and authenticity. Travel Retail also benefited from higher passenger volumes throughout the year.

Fiscal 2018 Results By Brand - Strong Growth in Premium American Whiskey and Tequila

The company’s underlying net sales growth was led by the Jack Daniel’s family, up 6% (+8% reported). Jack Daniel’s Tennessee Whiskey experienced 4% underlying net sales growth globally (+6% reported), with strong volume gains in markets outside of the United States. Jack Daniel’s Tennessee Honey’s underlying net sales grew 9% (+10% reported), led by growth in the United States and France. Jack Daniel’s RTD business has delivered strong underlying net sales growth throughout the year, up 14% (+15% reported). Growth has been fueled by innovation, including Jack Daniel’s Cider in the United Kingdom, Jack Daniel’s American Serve in Australia, Jack Daniel’s Lynchburg Lemonade in Germany and Southern Peach Country Cocktails in the United States. Gentleman Jack grew underlying net sales 7% (+9% reported), as consumers responded favorably to the new advertising campaign and additional media spend. Jack Daniel’s Tennessee Fire increased underlying net sales 15% (+20% reported), led by continued growth in the United States and expansion into Brazil and Chile.

Brown-Forman’s portfolio of super-premium American whiskey brands, including Woodford Reserve, Jack Daniel’s Single Barrel and Gentleman Jack, delivered 15% underlying net sales growth (+20% reported). Woodford Reserve grew underlying net sales 22% (+26% reported). Old Forester grew at an even faster rate, powered by favorable mix shift to more premium offerings in addition to strong volumetric gains.

Finlandia vodka grew underlying net sales 5% (+10% reported). The increase in underlying net sales was primarily driven by higher realized prices in Russia due to our route-to-consumer change. These gains were partially offset by continued pressure in Poland due to the extremely competitive marketplace.

el Jimador grew underlying net sales by 9% (+14% reported), fueled by strong takeaway trends in the United States as the company continued to invest in building brand awareness through the combination of on- and off-premise activation. Herradura grew underlying net sales by 19% (+17% reported). Both the United States and Mexico experienced double-digit gains, and Mexico benefited from continued growth of Herradura Ultra. New Mix’s underlying net sales growth increased double-digits, helped by strong distribution gains and innovation.

Other P&L Items

Company-wide price/mix contributed nearly two percentage points to the 6% underlying net sales growth (+8% reported). Underlying gross profit also grew 6% in fiscal 2018 (+9% reported). As expected, the company experienced higher cost of goods in the second half of the year. Full-year reported gross margins increased 30bps due to favorable portfolio mix and foreign exchange tailwinds.

Underlying advertising spend increased 6% (+8% reported) for the full year, as the company continued to invest in the Jack Daniel’s family of brands, the fast growing bourbon and tequila brands, as well as brands such as Slane Irish whiskey, GlenDronach and BenRiach. Underlying SG&A grew 3% for the full year (+15% reported), driven by a 9% underlying increase (+50% reported) in SG&A in the fourth quarter. SG&A in the fourth quarter was negatively impacted by one-time items including special employee bonuses, while reported SG&A also included the $70 million contribution to the newly created Brown-Forman charitable foundation.

The company delivered underlying operating income growth of 8% (+5% reported). Operating leverage was driven by the company’s continued focus on tightly managing costs, including leveraging its assets and prior investments. Reported operating margin, which included funding the foundation, was 32%.

Financial Stewardship

As of April 30, 2018, total debt was $2,556 million, up from $2,149 million as of April 30, 2017. Through April 30, 2018, the company delivered a trailing twelve month ROIC of 20%.

On January 23, 2018, Brown-Forman declared a five for four stock split, paid on February 28, 2018. Also on January 23, 2018, Brown-Forman declared a special dividend of $1.00 on the split-adjusted Class A and Class B common stock. The special cash dividend was paid on April 23, 2018 to stockholders of record on April 2, 2018. On May 24, 2018, Brown-Forman declared a regular quarterly cash dividend of $0.158 per share on the split-adjusted Class A and Class B common stock, equating to an annualized cash dividend of $0.632 per share. The quarterly cash dividend is payable on June 6, 2018 to stockholders of record on July 3, 2018.

Brown-Forman has paid regular quarterly cash dividends for 72 consecutive years and has increased the dividend for 34 consecutive years.

Regarding the outlook for fiscal 2019, Varga added, “We are in the early days of capitalizing on our American Whiskey strategy, and believe we are extremely well-positioned to maintain the renewed momentum in our business. We have been investing over the last several years in our portfolio of brands, our route-to-market and our people, and our confidence is further bolstered by the significant actions and investments we chose to make in fiscal 2018, most notably during the fourth quarter. We expect fiscal 2019 to be another great year at Brown-Forman, with reported earnings per share gains of 18-25% fueled by strong growth in our business and the benefits of tax reform.”

Fiscal Year 2019 Outlook
The global economy has improved modestly over the last year, including improving conditions in many emerging markets. However, the competitive landscape in the developed world remains intense, not to mention concerns over potential retaliatory tariffs on American spirits. These factors make it difficult to accurately predict future results. Assuming current trends continue, the company expects:

1.	Underlying net sales growth of 6% to 7%.

2.	Flat underlying SG&A and underlying A&P up in line with underlying net sales growth.

3.	Underlying operating income growth of 7% to 9%.

4.
Diluted earnings per share of $1.75 to $1.85 incorporates a tax rate of 21% as well as approximately five cents of negative impact from higher interest expense, foreign exchange and anticipated changes in net inventories.

EPS
FY18 Reported EPS	$1.48
Tax Reform Items and Foundation	$0.19
Baseline FY18 EPS	$1.67
Underlying Growth of 7-9%	$0.11 - $0.16
Lower Tax Rate	$0.04 - $0.05
Interest Expense, Foreign Exchange & Inventory	($0.07) - ($0.03)
FY19 Reported EPS Outlook	$1.75 - $1.85
YOY Reported EPS Growth	18% - 25%

Conference Call Details
Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EST) today.  All interested parties in the United States are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial +1-706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. (EDT) start of the conference call. A live audio broadcast of the conference call, and the accompanying presentation slides, will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” For those unable to participate in the live call, information regarding the digital audio recording of the conference call and the presentation slides will also be on the website. The replay will be available for at least 30 days following the conference call.

For nearly 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s & Cola, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Old Forester, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, Chambord, BenRiach, GlenDronach and Slane. Brown-Forman’s brands are supported by over 4,800 employees and sold in more than 170 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:

•
Unfavorable global or regional economic conditions, and related low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including commercial, political, and financial risks; local labor policies and conditions; protectionist trade policies or economic or trade sanctions, including potential retaliatory tariffs on American spirits; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar

•	Changes in laws, regulations, or policies – especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of smaller distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; bar, restaurant, travel, or other on-premise declines; shifts in demographic trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol products in significant markets

•	Production facility, aging warehouse, or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, labor, or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher implementation-related or fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value

•	Inadequate protection of our intellectual property rights

•	Product recalls or other product liability claims; product counterfeiting, tampering, contamination, or product quality issues

•	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade, or marketing practices)

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance, or prospects

•	Failure to attract or retain key executive or employee talent

•	Our status as a family “controlled company” under New York Stock Exchange rules
For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended April 30, 2017 and 2018
(Dollars in millions, except per share amounts)

	2017	2018	Change

Net sales	$694	$733	6%
Cost of sales	214	221	3%
Gross profit	480	512	7%
Advertising expenses	91	100	10%
Selling, general, and administrative expenses	179	268	50%
Other expense (income), net	(2)	(1)
Operating income	212	145	(32%)
Interest expense, net	15	17
Income before income taxes	197	128	(35%)
Income taxes	53	18
Net income	$144	$110	(23%)

Earnings per share:
Basic	$0.30	$0.23	(24%)
Diluted	$0.30	$0.23	(24%)

Gross margin	69.1%	70.0%
Operating margin	30.5%	19.8%

Effective tax rate	26.9%	13.9%

Cash dividends paid per common share	$0.146	$1.158

Shares (in thousands) used in the
calculation of earnings per share
Basic	479,700	480,718
Diluted	482,923	486,482

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Twelve Months Ended April 30, 2017 and 2018
(Dollars in millions, except per share amounts)

	2017	2018	Change

Net sales	$2,994	$3,248	8%
Cost of sales	973	1,046	7%
Gross profit	2,021	2,202	9%
Advertising expenses	383	414	8%
Selling, general, and administrative expenses	667	765	15%
Other expense (income), net	(18)	(16)
Operating income	989	1,039	5%
Interest expense, net	56	62
Income before income taxes	933	977	5%
Income taxes	264	260
Net income	$669	$717	7%

Earnings per share:
Basic	$1.38	$1.49	8%
Diluted	$1.37	$1.48	8%

Gross margin	67.5%	67.8%
Operating margin	33.0%	32.0%

Effective tax rate	28.3%	26.6%

Cash dividends paid per common share	$0.564	$1.608

Shares (in thousands) used in the
calculation of earnings per share
Basic	484,635	480,319
Diluted	488,077	484,248

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2017	April 30, 2018
Assets:
Cash and cash equivalents	$182	$239
Accounts receivable, net	557	639
Inventories	1,270	1,379
Other current assets	342	298
Total current assets	2,351	2,555

Property, plant, and equipment, net	713	780
Goodwill	753	763
Other intangible assets	641	670
Other assets	167	208
Total assets	$4,625	$4,976

Liabilities:
Accounts payable and accrued expenses	$501	$581
Accrued income taxes	9	25
Short-term borrowings	211	215
Current portion of long-term debt	249	—
Total current liabilities	970	821

Long-term debt	1,689	2,341
Deferred income taxes	152	85
Accrued postretirement benefits	314	191
Other liabilities	130	222
Total liabilities	3,255	3,660

Stockholders’ equity	1,370	1,316

Total liabilities and stockholders’ equity	$4,625	$4,976

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Twelve Months Ended April 30, 2017 and 2018
(Dollars in millions)

	2017	2018

Cash provided by operating activities	$639	$632

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(307)	—
Additions to property, plant, and equipment	(112)	(127)
Other	(3)	(1)
Cash used for investing activities	(422)	(128)

Cash flows from financing activities:
Net change in short-term borrowings	(122)	(3)
Repayment of long-term debt	—	(250)
Proceeds from long-term debt	717	595
Debt issuance costs	(5)	(6)
Acquisition of treasury stock	(561)	(1)
Dividends paid	(274)	(773)
Other	(40)	(28)
Cash used for financing activities	(285)	(466)

Effect of exchange rate changes on cash and cash equivalents	(13)	19

Net increase (decrease) in cash and cash equivalents	(81)	57

Cash and cash equivalents, beginning of period	263	182

Cash and cash equivalents, end of period	$182	$239

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Twelve Months Ended	Fiscal Year Ended
	April 30, 2018	April 30, 2018	April 30, 2017

Reported change in net sales	6%	8%	(3)%
Acquisitions & divestitures	—%	—%	3%
Foreign exchange	—%	(1)%	2%
Estimated net change in distributor inventories	(1)%	(1)%	1%

Underlying change in net sales	5%	6%	3%

Reported change in gross profit	7%	9%	(6)%
Acquisitions & divestitures	—%	—%	4%
Foreign exchange	(2)%	(2)%	3%
Estimated net change in distributor inventories	(1)%	(1)%	1%

Underlying change in gross profit	4%	6%	3%

Reported change in advertising expenses	10%	8%	(8)%
Acquisitions & divestitures	—%	—%	8%
Foreign exchange	(3)%	(3)%	2%

Underlying change in advertising expenses	7%	6%	2%

Reported change in SG&A	50%	15%	(3)%
Acquisitions & divestitures	1%	—%	—%
Foundation	(39)%	(11)%	—%
Foreign exchange	(3)%	(2)%	1%

Underlying change in SG&A	9%	3%	(2)%

Reported change in operating income	(32)%	5%	(35)%
Acquisitions & divestitures	—%	—%	35%
Foundation	33%	7%	—%
Foreign exchange	(3)%	(2)%	4%
Estimated net change in distributor inventories	(2)%	(2)%	3%

Underlying change in operating income	(4)%	8%	7%

Note: Totals may differ due to rounding
See endnote 2 - “Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Twelve Months Ended April 30, 2018

			% Change vs. Prior Year Period
Brand[3]	Depletions (Millions)		Depletions[3]		Net Sales[2]
	9-Liter	Drinks Equivalent[3]	9-Liter	Drinks Equivalent[3]	Reported	Acquisitions and Divestitures	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
Jack Daniel’s Family	24.9	17.1	7%	6%	8%	—%	(1)%	(1)%	6%
Jack Daniel’s Tennessee Whiskey	13.0	13.0	5%	5%	6%	—%	(1)%	—%	4%
Jack Daniel’s Tennessee Honey	1.7	1.7	8%	8%	10%	—%	(2)%	1%	9%
Jack Daniel’s RTD’s/ RTP	8.7	0.9	9%	9%	15%	—%	(1)%	—%	14%
Gentleman Jack	0.6	0.6	7%	7%	9%	—%	—%	(1)%	7%
Jack Daniel’s Tennessee Fire	0.6	0.6	14%	14%	20%	—%	(1)%	(4)%	15%
Woodford Reserve	0.7	0.7	23%	23%	26%	—%	—%	(4)%	22%
Finlandia	3.0	3.0	2%	2%	10%	—%	(2)%	(3)%	5%
el Jimador	1.3	1.3	8%	8%	14%	—%	(1)%	(4)%	9%
Herradura	0.5	0.5	15%	15%	17%	—%	(1)%	3%	19%
All Other Brands	11.8	5.7	3%	(1)%	5%	—%	(2)%	(1)%	2%
Subtotal	42.2	28.3	6%	5%	9%	—%	(1)%	(1)%	6%
Other Non-Branded	NM	NM	NM	NM	(2)%	11%	(1)%	—%	9%
Total Portfolio	42.2	28.3	6%	5%	8%	0%	(1)%	(1)%	6%
Other Brand Aggregations
American whiskey	26.5	18.7	7%	6%	9%	—%	(1)%	(1)%	7%
Super-premium American whiskey	1.6	1.6	18%	18%	20%	—%	(1)%	(5)%	15%
Old Forester & Woodford Reserve	0.9	0.9	22%	22%	27%	—%	—%	(4)%	23%
el Jimador, Herradura, & New Mix	8.5	2.5	8%	9%	16%	—%	(2)%	(1)%	13%
See endnote 2 - “Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule C
Brown-Forman Corporation
Supplemental Geographic Information (Unaudited)
Twelve Months Ended April 30, 2018

Geographic Area[3]	Net Sales[2]
	Reported	Acquisitions and Divestitures	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
United States	7%	—%	—%	(2)%	5%
Europe	12%	—%	(4)%	—%	8%
United Kingdom	4%	—%	(1)%	—%	3%
Germany	14%	—%	(4)%	—%	10%
France	11%	—%	(5)%	—%	6%
Poland	15%	—%	(7)%	—%	7%
Russia	52%	—%	(3)%	(30)%	19%
Rest of Europe	12%	—%	(5)%	2%	9%
Australia	8%	1%	(1)%	—%	8%
Other geographies	10%	—%	(2)%	1%	9%
Mexico	15%	—%	(3)%	—%	12%
Brazil	34%	—%	3%	(8)%	28%
Canada	2%	—%	(1)%	2%	3%
Remaining geographies	3%	—%	(1)%	3%	5%
Travel Retail[3]	13%	—%	—%	(5)%	8%
Other non-branded[3]	(2)%	11%	(1)%	—%	9%
Total	8%	—%	(1)%	(1)%	6%
Other Geographic Aggregations
Developed - including United States	7%	—%	(1)%	(1)%	5%
Developed - excluding United States	6%	—%	(3)%	1%	5%
Emerging	18%	—%	(3)%	(2)%	13%
See "Endnote 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Note 1 - Percentage growth rates are compared to prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures

Use of Non-GAAP Financial Information. We use certain financial measures in this press release that are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. The non-GAAP measures we use in this press release may not be defined and calculated by other companies in the same manner. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B and C to this press release.
“Underlying change” in income statement measures. We present changes in certain income statement measures, or line items, that are adjusted to an “underlying” basis. We use “underlying change” for the following income statement measures: (a) underlying net sales, (b) underlying cost of sales, (c) underlying gross profit, (d) underlying advertising expenses, (e) underlying selling, general and administrative (SG&A) expenses, (f) underlying other expense (income) and (g) underlying operating income. To calculate these measures, we adjust, as applicable, for (a) acquisitions and divestitures, (b) foreign exchange, (c) estimated net changes in distributor inventories and (d) the establishment of, and contribution to, our charitable foundation. We explain these adjustments below.

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“Acquisitions and divestitures.” This adjustment removes (a) any non-recurring effects related to our acquisitions and divestitures (e.g., transaction gains or losses, transaction costs and integration costs) and (b) the effects of operating activity related to acquired and divested brands for periods that are not comparable on a year-over-year basis (non-comparable periods). By excluding non-comparable periods, we therefore include the effects of acquired and divested brands only to the extent that results are comparable on a year-over-year basis.

In fiscal 2016, we sold our Southern Comfort and Tuaca brands and related assets to Sazerac Company, Inc. and entered into a related transition services agreement (TSA). During fiscal 2017, we completed our obligations under the TSA. This adjustment removes the net sales and operating expenses recognized in fiscal 2017 pursuant to the TSA related to (a) contract bottling services and (b) distribution services in certain markets.
On June 1, 2016, we acquired The BenRiach Distillery Company Limited (BenRiach). This adjustment removes (a) transaction and integration costs related to the acquisition and (b) operating activity for the acquired business for the non-comparable period. For both fiscal 2017 and 2018, the non-comparable period is the month of May.

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“Foreign exchange.” We calculate the percentage change in our income statement line items in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this press release, “dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current year results at prior-year rates and remove foreign exchange gains and losses from the current and prior-year periods.

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“Estimated net change in distributor inventories.” This adjustment refers to the estimated net effect of changes in distributor inventories on changes in our income statement line items. For each period compared, we use volume information provided by our distributors to estimate the effect of distributor inventory changes on our income statement line items.

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“Foundation.” In the fourth quarter of 2018, we established, and contributed to, a $70 million foundation to support the company’s charitable giving program in the communities where our employees live and work. This adjustment removes the effect of the initial $70 million funding of the foundation from our underlying SG&A expenses and operating income to present our underlying results on a comparable basis.
We use the non-GAAP measures “underlying change” for the following reasons: (a) to understand our performance from period to period on a consistent basis; (b) to compare our performance to that of our competitors; (c) in connection with management incentive compensation calculations; (d) in our planning and forecasting processes; and (e) in communications concerning our financial performance with the board of directors, stockholders, and investment analysts. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.
“ROIC.” (Return on average invested capital) This measure refers to the sum of net income and after-tax interest expense, divided by average invested capital. Average invested capital equals assets less liabilities, excluding interest-bearing debt, and is calculated using the average of the most recent 13 month-end balances. After-tax interest expense equals interest expense multiplied by one minus our effective tax rate. We use this non-GAAP measure because we consider return on average invested capital to be a meaningful indicator of how effectively and efficiently we use capital invested in our business.
Note 3 - Definitions
From time to time, in order to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund and we aggregate brands by spirits category. Below are definitions of the aggregations used in this press release.
Geographic Aggregations.

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“Developed” markets are “advanced economies” as defined by the International Monetary Fund, with the largest for Brown-Forman being the United States, the United Kingdom and Australia. Developed international markets are developed markets excluding the United States.

•	“Emerging” markets are “emerging and developing economies” as defined by the International Monetary Fund, with the largest for Brown-Forman being Mexico and Poland.
In Schedule C, we provide supplemental information for our largest markets ranked by percentage of total fiscal 2018 net sales. In addition to markets that are listed by country name, we include the following aggregations:

•	“Rest of Europe” includes all markets in the continent of Europe and the Commonwealth of Independent States countries other than those specifically listed.

•	“Remaining geographies” All other markets (approximately 110), other than those specifically listed or included in “Rest of Europe”, with the largest being Brazil, South Africa and China.

•	“Travel Retail” represents our sales to global duty free customers, travel retail customers and the U.S. military.

•	“Other non-branded” includes used barrel, bulk whiskey and wine and contract bottling sales.
Brand Aggregations.

•	“American whiskey” products include the Jack Daniel’s family of brands, premium bourbons, and Early Times.

•	“Super-premium American whiskey brands” include Woodford Reserve, Jack Daniel’s Single Barrel, Gentleman Jack, Sinatra Select and Jack Daniel’s No. 27 Gold Tennessee Whiskey.

•	“Premium bourbon” products include Old Forester, Cooper’s Craft, and Woodford Reserve.

•	“Tequila” products include el Jimador, Herradura, and New Mix.
In Schedule B, we provide supplemental information for our largest brands ranked by percentage of total fiscal 2018 net sales. In addition to brands that are listed by name, we include the following aggregations:

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“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), Jack Daniel’s Tennessee Honey (JDTH), Jack Daniel’s RTD and RTP products (JD RTDs/RTP), Gentleman Jack, Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Single Barrel Collection, Jack Daniel’s Tennessee Rye Whiskey, Jack Daniel’s Sinatra Select and Jack Daniel’s No. 27 Gold Tennessee Whiskey.

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“Jack Daniel’s RTD and RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Cola, Jack Daniel’s & Diet Cola, Jack & Ginger, Jack Daniel’s Country Cocktails, Gentleman Jack & Cola, Jack Daniel’s Double Jack, Jack Daniel’s American Serve, Jack Daniel’s Tennessee Honey RTD, Jack Daniel’s Cider (JD Cider), Jack Daniel’s Lynchburg Lemonade (JD Lynchburg Lemonade) and the seasonal Jack Daniel’s Winter Jack RTP.

Other Metrics.

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“Depletions.” When discussing volume, unless otherwise specified, we refer to “depletions,” a term commonly used in the beverage alcohol industry. Depending on the context, “depletions” means either (a) our shipments directly to retailers or wholesalers, or (b) shipments from our distributor customers to retailers and wholesalers. We generally record revenues when we ship our products to our customers, so our reported sales for a period do not reflect actual consumer purchases during that period. We believe that our depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do.

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“Drinks-equivalent.” Volume is discussed on a nine-liter equivalent unit basis (nine-liter cases) unless otherwise specified. At times, we use a “drinks-equivalent” measure for volume when comparing single-serve ready-to-drink (RTD) or ready-to-pour (RTP) brands to a parent spirits brand. “Drinks-equivalent” depletions are RTD and RTP nine-liter cases converted to nine-liter cases of a parent brand on the basis of the number of drinks in one nine-liter case of the parent brand. To convert RTD volumes from a nine-liter case basis to a drinks-equivalent nine-liter case basis, RTD nine-liter case volumes are divided by 10, while RTP nine-liter case volumes are divided by 5.

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“Consumer takeaway.” When discussing trends in the market, we refer to “consumer takeaway”, a term commonly used in the beverage alcohol industry. “Consumer takeaway” refers to the purchase of product by the consumer from the retail outlet as measured by volume or retail sales value. This information is provided by third-parties, such as Nielsen and the National Alcohol Beverage Control Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric.

Note 4 - Reconciliation of Non-GAAP ROIC
Non-GAAP ROIC Calculation

$ millions		Twelve months ended April 30, 2018
Reported net income	{a}	$717
Reported after-tax interest expense[1]	{b}	49
Reported net income and after-tax interest expense		$766

Average invested capital		3,832
ROIC		20.0%

[1] After-tax interest expense equals interest expense from the consolidated income statement multiplied by one minus our effective tax rate also from the consolidated income statement
{a} Consolidated income statement
{b} Consolidated income statement and accompanying notes

Note 5 - TSR: Total Shareholder Return is shown as a compound annual growth rate assuming dividends reinvested, and is measured over the ten-year period ending April 30, 2018.